U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  April 24, 2007

Purchase Point Media Corp.
(Exact name of registrant as specified in its charter)

000-25385
(Commission File No.)

Minnesota	41-1853993
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1100 Melville Street, Suite 320
Vancouver, BC Canada V6E 4A6
(778) 786-1005
(Address and telephone number of principal executive offices and place of business)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13ed-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

The Registrant has entered into a Share Exchange Agreement, dated as of April 24, 2007 with the stockholders of Power Sports Factors, Inc. (“PSF”), where by the stockholders of PSF shall exchange 100% of the shares of PSF for a total of 17,500,000 shares of common stock of Registrant, to be effective after the Reverse Split of the common stock of Registrant. Upon agreement of the parties, Registrant may issue part of the share exchange shares prior to the effectiveness of the reverse split. After the completion of the Share Exchange as set forth in the Share Exchange Agreement, and the effectiveness of the Reverse Split, the total number of issued and outstanding shares of Registrant shall be approximately 25,120,000 shares of common stock.

The closing of the transaction and share exchange shall take place after the effective date of the recently announced reverse split of the common stock of the Registrant, or earlier, if the parties agree. If the closing takes place earlier, then the shares to be issued as part of the share exchange may issue part of the share exchange shares prior to the effectiveness of the reverse split.

It is anticipated that after the completion of the Share Exchange Agreement between Registrant and PSF, that the name of the corporation will be amended.

Power Sports Factors, Inc.

Founded in 2003, Power Sports Factory is a Delaware corporation that designs and sells motorcycles and scooters principally under the Strada and Yamati brand names to dealers primarily located in the US, Europe and Puerto Rico. The vehicles are manufactured in China by Qianjiang and Yamati.

Section 9 -- Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

10.1.	Share Exchange Agreement, dated as of April 24, 2007, by and Between Purchase Point Media Corp and the stockholders of Power Sports Factory, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Purchase Point Media Corp.

Date: May 4, 2007	By:	/s/ Albert Folsom
Albert Folsom
President, Chief Executive Officer, Chief Financial Officer and Director